Exhibit 15.1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

Report of Independent Auditors

We hereby consent to (i) the inclusion in Metallica Resources Inc.'s Annual Report on Form 20-F for the year ended December 31, 2007; and (ii) the incorporation by reference in the Registration Statements on Form S-8 (No. 333-36154 (as amended by Post-Effective Amendment No. 1 thereto) and No. 333-148255), of our audit report dated March 20, 2008, relating to the consolidated financial statements for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal control over financial reporting of Metallica Resources Inc. as at December 31, 2007.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia, Canada
March 28, 2008